Exhibit 99.5

*Abstracts of the Opinion part from Hong Kong Legal Opinion (Not Including Assumptions/Qualifications)

Our Ref: 000066-001

Please reply to: Charles Yim / Ningxin Sun

Direct line/Mobile: +852 3585 6571 / +852 9565 6373

Email: charlesyim@zhongyincharles.com / ningxinsun@zhongyincharles.com

20 October 2025

BY EMAIL

PRIVATE AND CONFIDENTIAL

AGM Group Holdings Inc.

(the “Company”)

Dear Sirs,

Legal Opinion on AGM Integrated Tech Limited

We have acted as the Hong Kong legal advisor to AGM Integrated Tech Limited, a company incorporated under the laws of Hong Kong with company no. 77420316 (the “HK Company”) and are instructed to issue a Hong Kong legal opinion (this “Opinion”) in relation to the offer and sale from time to time by L1 Capital Global Opportunities Master Fund of certain securities of the Company, which holds the entire issued share of the HK Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) under the U.S. Securities Act of 1993 (as amended), on the date hereof.

1.	INTRODUCTION

1.1	Defined terms

(a)	In this Opinion, the following expression shall have the meanings attributed to them respectively below:

“CWUMPO” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32, Laws of Hong Kong); and

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

(b)	Unless otherwise stated, terms defined or construed in the Registration Statement shall have the same meanings or construction in this Opinion.

(c)	Headings are for ease of reference only and shall not affect its interpretation.

*Abstracts of the Opinion part from Hong Kong Legal Opinion (Not Including Assumptions/Qualifications)

1.2	Legal review

(a)	For the purpose of issuing this Opinion, we have only reviewed the documents referred to in Schedule 1 (Reviewed Documents) to this Opinion. Any references to such documents in this Opinion are to those documents as originally executed.

(b)	For the purpose of issuing this Opinion, we have only undertaken the searches and enquiries as set out in Paragraph 3 of Schedule 2 (Assumptions) to this Opinion.

(c)	Apart from the above documents, searches and enquiries, we have not examined any other contract, instrument or other documents entered into by or affecting, or any corporate record (if applicable) of, the HK Company or made any other searches and enquiries concerning the HK Company.

1.3	Applicable law

(a)	The opinions given hereunder are governed by Hong Kong law and relate only to Hong Kong law as applied by Hong Kong courts as at today’s date. We have not investigated the laws of other jurisdictions other than the laws of Hong Kong and we assume that no foreign law affects any of the opinions stated below. We express no opinion in this Opinion on the laws of any other jurisdiction.

1.4	Fact

We express no opinion on matters of fact.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred.

1.6	Assumptions and qualifications

The opinions given in this Opinion are given on the basis of the assumptions set out in Schedule 2 (Assumptions) and are subject to the qualifications set out in Schedule 3 (Qualifications) to this Opinion and subject also to any matter not disclosed to us by the person concerned. The opinions given in this Opinion are strictly limited to the matters stated in Paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Status

The HK Company is a private company limited by shares duly incorporated and validly existing under the laws of Hong Kong.

*Abstracts of the Opinion part from Hong Kong Legal Opinion (Not Including Assumptions/Qualifications)

2.2	Searches

The Company Search, the Winding-up/Bankruptcy Search and the Litigation Search against the HK Company have not revealed:

(a)	any resolution or order for the appointment of a receiver or a liquidator or for the winding-up of the HK Company;

(b)	any statutory declaration of the director(s) of the HK Company for the voluntary winding-up of the HK Company under Section 228A of the CWUMPO; or

(c)	any proceedings before the High Court of Hong Kong wherein the HK Company is a defendant.

3.	ADDRESSEES AND PURPOSE

3.1	In rendering this Opinion, we have taken instructions solely from the HK Company and no other person, and we assume no duty of care to any person other than the specific addressee of this Opinion in relation to the contents herein. This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the SEC on the date of this Opinion. As such, they may not be used or relied upon on any other transactions or matters or by any other person for any other purposes whatsoever without our prior written consent. And, providing this Opinion to the addressee does not establish a solicitor-client relationship between us.

3.2	Save as the above, we hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Charles Wilson LLP

Charles Wilson LLP